Exhibit 99.1

For immediate release

For more information, contact:

Investors, Philip J. Iracane, 713-307-8770

Media, Janice Aston White, 713-307-8780

Endeavour announces

2005 second quarter earnings

Houston, TX – August 4, 2005 — Endeavour International Corporation (AMEX:END) today reported 2005 second quarter earnings of $11.3 million or $0.13 per diluted share as compared to a loss of $2.3 million or $0.03 per diluted share the same quarter in 2004.  Revenues for the period were $9.1 million, and production was 184,000 barrels of oil equivalent (BOE), reflecting an average price of $49.44 per BOE.  During the quarter, the company completed the sale of its partnership interests in Thailand that resulted in a gain of $14.9 million.

“This is an exciting period for us as we launch our exploratory program in the North Sea,” said William L. Transier, co-chief executive officer. “We continue to make significant progress only 16 months after forming Endeavour.  Strong commodity prices from our base of production in Norway generated positive cash flows that exceeded our worldwide expenses, allowing us to focus our investors’ capital toward growth activities.”

 “Our belief in the potential of the North Sea only strengthens as we work to expand our prospect portfolio and test our inventory of assets,” said John N. Seitz, co-chief executive officer.  “To be able to deliver a four-well exploratory drilling program during this year and plans for a six-well program in 2006 is evidence of the high quality of our prospect inventory and the strength of our exploratory team and tools.”

Endeavour plans to drill four wells in the UK in 2005, two of which it operates.  The company will hold a 20 percent interest in the Fiacre prospect located in Block 23/11(N) of the Central Graben that will spud within the week to test a Jurassic objective.  Endeavour is in final preparations to operate two wells, also in the Central Graben, to test three of four prospects identified on Block 31/26b.  The Turnberry prospect is expected to spud later this month to be followed in approximately 45 days with a well to test the Turriff and Tulliallan prospects.  The primary target of the Turnberry and Turriff prospects is the Jurassic Fulmar sandstone while the Tulliallan prospect will test a Cretaceous target.  Endeavour holds a 60 percent working interest in the Turnberry and Turriff prospects.  In the Southern Gas Basin, the Prometheus prospect will be drilled on Blocks 42/21 in September to test the Permian Rotliegend Leman sandstone.  Endeavour holds a 22.5 percent working interest in the Prometheus well, which is scheduled to spud in September.

Highlights for this quarter include:

•                  Sale of interests in Thailand – In April, the company sold its Thailand interests to a private entity for net proceeds in excess of $19 million.  Proceeds from the sale and an estimated $8 million in capital expenditures originally targeted for Thailand will be used to accelerate North Sea drilling activity in 2005.  The company now has approximately $100 million in cash on its balance sheet.

•                  Ongoing development of properties in Norway – The company participated in a successful development well in the Njord Field (2.5 percent working interest) that is part of a program to optimize production and extend the life of its current assets.  The Ile well is currently producing approximately 16,000 barrels of oil per day gross. The company’s net production in Norway is expected to continue at approximately 2,000 barrels of oil per day in 2005.

•                  Participation in the 23rd UK Seaward Licensing Round – For the second year, Endeavour was active in the annual offshore licensing round held by the Department of Trade and Industry. Applications for the round hit a 30-year high with firms applying for 279 blocks in response to new governmental initiatives introduced to encourage investment in the North Sea.  The DTI is expected to announce the results of the 23rd round in September.

Earnings Conference Call Tomorrow, Friday, August 5 at 9:00 A.M. CDST (10:00 A.M. EDST)

Endeavour will host an analyst conference call tomorrow, Friday, August 5 at 9:00 a.m. Central Daylight Saving Time (10:00 a.m. Eastern Daylight Saving Time) to discuss 2005 second quarter earnings. To participate and ask questions during the conference call, dial toll free 1-800-474-8920 (U.S.) or 719-457-2727 (international), pass code: 3719141.  To listen only to the live audio web cast via the Internet access Endeavour’s Internet home page at www.endeavourcorp.com.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea.  For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws.  These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty.  Actual results or events may vary materially.

Endeavour International Corporation

Comparative Condensed Statements of Operations

(Amounts in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$9,091	$—	$16,793	$8

Cost of Operations:
Operating expenses	2,958	—	5,374	1
Depreciation, depletion and amortization	2,243	376	4,461	508
Equity loss from entities with oil and gas properties	—	77	79	134
General and administrative	4,373	2,950	8,525	5,483
Total Expenses	9,574	3,403	18,439	6,126

Loss From Operations	(483)	(3,403)	(1,646)	(6,118)

Other (Income) Expense:
Consideration given in excess of fair value of identifiable assets acquired	—	—	—	10,779
Interest expense	1,182	—	1,965	254
(Gain) loss on sale of oil and gas interests	(14,944)	895	(14,944)	(355)
Other (income) expense	(863)	(2,007)	(1,605)	(1,884)

Total Other (Income) Expense	(14,625)	(1,112)	(14,584)	8,794

Income (Loss) Before Minority Interest	14,142	(2,291)	12,938	(14,912)
Minority Interest	—	4	(470)	7

Income (Loss) Before Income Taxes	14,142	(2,287)	12,468	(14,905)
Income Tax Expense	2,885	—	3,864	—

Net Income (Loss)	11,257	(2,287)	8,604	(14,905)
Preferred Stock Dividends	39	39	79	346

Net Income (Loss) to Common Stockholders	$11,218	$(2,326)	$8,525	$(15,251)

Net Income (Loss) Per Common Share:
Basic	$0.15	$(0.03)	$0.12	$(0.26)
Diluted	$0.13	$(0.03)	$0.11	$(0.26)

Weighted Average Number of Common Shares Outstanding:
Basic	74,159	69,271	73,786	59,173
Diluted	93,095	69,271	76,094	59,173

Endeavour International Corporation

Comparative Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$96,108	$8,975
Accounts receivable	4,073	4,286
Prepaid expenses and other current assets	3,594	3,814
Total Current Assets	103,775	17,075

Equity Interests in Entities with Oil and Gas Properties	—	3,688
Property and Equipment, Net	53,278	50,228
Goodwill	27,811	20,119
Restricted Cash	4,346	2,507
Other Assets	11,346	8,120
Total Assets	$200,556	$101,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,635	$2,909
Current portion of long-term debt	—	2,138
Accrued expenses and other	15,330	7,329
Total Current Liabilities	18,965	12,376

Long-Term Debt	81,250	2,150
Deferred Taxes	13,840	18,012
Other Liabilities	10,524	8,979
Total Liabilities	124,579	41,517

Minority Interest	—	3,248

Stockholders’ Equity	75,977	56,972
Total Liabilities and Stockholders’ Equity	$200,556	$101,737

Endeavour International Corporation

Comparative Condensed Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Six Months Ended June 30,
	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$8,604	$(14,905)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	4,461	508
Consideration given in excess of fair value of identifiable assets acquired	—	10,779
Gain on collection of promissory notes	—	(1,848)
Amortization of non-cash compensation	3,482	2,868
Gain on sale of assets	(14,944)	(355)
Other operating activities	182	1,248
Increase in net assets and liabilities	7,504	1,977
Net Cash Provided by Operating Activities	9,289	272

Cash Flows From Investing Activities:
Capital expenditures	(10,179)	(2,640)
Acquisitions, net of cash acquired	(1,437)	(66)
Proceeds from sale of assets	19,465	741
Other investing activities	(2,032)	(936)
Net Cash Provided by (Used in) Investing Activities	5,817	(2,901)

Cash Flows From Financing Activities:
Proceeds from (repayments of) borrowings, net	77,244	(1,751)
Purchase and retirement of common and preferred stock	—	(5,031)
Financing costs paid	(3,648)	—
Proceeds from common and preferred stock issued and issuable	—	46,399
Other financing	599	—
Net Cash Provided by Financing Activities	74,195	39,617

Net Increase in Cash and Cash Equivalents	89,301	36,988
Effect of Foreign Currency Changes on Cash	(2,168)	—
Cash and Cash Equivalents, Beginning of Period	8,975	57

Cash and Cash Equivalents, End of Period	$96,108	$37,045